EXHIBIT 5.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

November 2, 2007

The Board of Directors

The McGraw-Hill Companies Inc.

1221 Avenue of the Americas

New York, New York 11368

The McGraw-Hill Companies, Inc.

$400,000,000 5.375% Senior Notes due 2012

$400,000,000 5.900% Senior Notes due 2017

$400,000,000 6.550% Senior Notes due 2037

Ladies and Gentlemen:

We have acted as counsel to The McGraw-Hill Companies, Inc., a New York corporation (the “Company”), in connection with the purchase and sale of $400,000,000 aggregate principal amount of the Company’s 5.375% Senior Notes due 2012, $400,000,000 aggregate principal amount of the Company’s 5.900% Senior Notes due 2017, and $400,000,000 aggregate principal amount of the Company’s 6.550% Senior Notes due 2037 (collectively, the “Notes”) pursuant to the underwriting agreement, dated October 30, 2007 (the “Underwriting Agreement”), among the Company and each of the underwriters named on Schedule I thereto. The Notes are being issued pursuant to the Indenture, dated as of November 2, 2007 (the “Base Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), as amended and supplemented by the resolutions of the Company’s pricing committee, dated October 30, 2007 (the “Pricing Resolutions”) (the Base Indenture, as amended and supplemented by the Pricing Resolutions, the “Indenture”).

In that connection, we have reviewed originals or copies of the following documents:

(a) the Underwriting Agreement;

(b) the Indenture;

(c) the Notes;

(d) the certificate of incorporation and by-laws of the Company, as amended through November 2, 2007;

(e) the automatic shelf registration statement on Form S-3 (File No. 333-146981) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on October 29, 2007 (such automatic shelf registration statement, including information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and the documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”);

(f) the prospectus, dated October 29, 2007, with respect to the offering from time to time of $1,200,000,000 aggregate offering price of the Company’s securities (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the Notes, dated October 30, 2007 (the “Prospectus Supplement”) (the Base Prospectus, as supplemented by the Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Prospectus”); and

(g) originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company; that the Indenture is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms. We also have assumed that the execution, delivery and performance by the Company of the Indenture will not (a) contravene the certificate of incorporation or by-laws of the Company, (b) violate any law, rule or regulation applicable to the Company or (c) result in any conflict with or breach of any agreement or document binding on the Company.

Our opinions set forth below are limited to the law of the State of New York, and we do not express any opinion herein concerning any other law.

Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. the Indenture has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

2. the Notes have been executed by the Company, and when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

The opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING LLP